UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2004

RADNOR HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-19495	23-2674715
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-341-9600

Introductory Statement

This Amendment to Registrant’s Form 8-K Current Report under Item 9 dated August 3, 2004 (date of earliest event reported), filed with the Securities and Exchange Commission on August 3, 2004, is being filed to amend and restate Item 9 as follows:

Item 9. Regulation FD Disclosure.

As previously announced, a conference call to discuss Radnor Holdings Corporation’s second quarter 2004 financial results will be held Thursday, August 5, 2004 at 11:00 a.m. EDT. The call in number is 888-343-2168. If you are unable to be with us on August 5th, a replay will be available shortly after the call ends until September 4, 2004 at 1:00 p.m. EDT. Please dial 800-633-8284, access code 21203540. In lieu of a copy of the Company’s Form 10-Q for the fiscal quarter ended June 25, 2004 being available on the Company’s website, www.RadnorHoldings.com, the Company is making publicly available certain earnings information. The Company is also announcing a restatement described in more detail below.

Second Quarter Results

Radnor Holdings Corporation (together with its subsidiaries, “Radnor,” “we,” “us,” “our,” or the “Company”) announced today that sales and profitability increased significantly during the quarter ended June 25, 2004. Sales increased 29.9% to $108.1 million for the quarter from $83.2 million in 2003. Gross profit for the quarter increased by $9.1 million to $20.9 million due to increased sales volumes across all segments, as well as the Company’s ability to offset higher raw material costs through price increases.

Results of Operations

Three months ended June 25, 2004 compared with the three months ended June 27, 2003

Consolidated Results

The following table summarizes the consolidated results of operations for the three months ended June 25, 2004 and June 27, 2003.

	Three Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$108.1	$83.2	$24.9	29.9%
Gross profit	20.9	11.8	9.1	77.1%
Operating expenses	16.3	13.3	3.0	22.6%
Income (loss) from operations	4.6	(1.5)	6.1	n/a

Net sales for the three months ended June 25, 2004 were $108.1 million, a 29.9% increase from $83.2 million for the three months ended June 27, 2003. This increase was primarily caused by the acquisition of the operations of Polar Plastics Inc. and its subsidiary (the “Acquisition”) (11.5%), higher sales volumes (10.7%) and higher average selling prices (3.7%), combined with favorable changes in foreign currency rates (2.7%).

Gross profit increased by $9.1 million to $20.9 million or 19.3% of net sales for the three months ended June 25, 2004 from $11.8 million or 14.2% of net sales for the similar three-month period in 2003. This increase was primarily due to the impact of higher sales volumes at the specialty chemicals operations ($8.4 million), foodservice packaging and expendable polystyrene (“EPS”) selling price increases ($3.0 million), lower energy costs at the packaging operations ($2.7 million) and the Acquisition ($2.0 million). These changes were partially offset by higher raw material costs ($6.4 million).

During the three months ended June 25, 2004, operating expenses increased $3.0 million to $16.3 million from $13.3 million for the three months ended June 27, 2003. The increase was primarily due to higher distribution costs resulting from higher sales volumes.

For the reasons described above, income from operations increased by $6.1 million for the three months ended June 25, 2004 to $4.6 million from a $1.5 million loss for the comparable period in 2003.

Interest expense increased $1.3 million to $6.4 million during the three months ended June 25, 2004 from $5.1 million in the comparable period in the prior year, due to higher average debt levels primarily resulting from the Acquisition and higher average interest rates. Other expenses of $0.2 million for the three months ended June 25, 2004 were comparable to the same period last year.

The effective tax rate for the three months ended June 25, 2004 was 2%, as compared to 38% in the same period in the prior year. This reduction in the effective tax rate was primarily due to the creation of a reserve against certain expenses at the Company’s Canadian operations. As of June 25, 2004, the Company had $88.5 million of net operating loss carryforwards for federal income tax purposes, which expire through 2024.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the three months ended June 25, 2004 and June 27, 2003.

	Three Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$60.4	$47.8	$12.6	26.4%
Gross profit	13.6	7.4	6.2	83.8%
Operating expenses	8.7	7.0	1.7	24.3%
Income from operations	4.9	0.4	4.5	1125.0%

The operating results of the packaging segment improved during the quarter ended June 25, 2004, compared to the same quarter in the prior year. Increased sales volumes and selling prices more than offset higher raw material costs and operating expenses, resulting in a $4.5 million increase in income from operations.

Net sales in the packaging segment for the three months ended June 25, 2004 increased 26.4% to $60.4 million from $47.8 million during the second quarter of 2003. This increase was primarily due to the Acquisition (20.1% or $9.6 million), combined with higher average selling prices and increased sales volumes (2.7% or $1.3 million).

Gross profit increased $6.2 million to $13.6 million for the three months ended June 25, 2004 from $7.4 million for the comparable fiscal quarter in 2003. This increase was primarily caused by lower energy costs ($2.7 million) and the impact of the Acquisition ($2.0 million), combined with higher average selling prices ($0.8 million). As a percentage of net sales, gross profit increased from 15.5% for the three months ended June 27, 2003 to 22.5% for the three months ended June 25, 2004.

Operating expenses increased $1.7 million to $8.7 million during the three months ended June 25, 2004 from $7.0 million during the same period in the prior year. This increase was primarily due to higher distribution costs ($0.8 million), combined with higher selling, general and administrative expenses ($0.9 million).

For the reasons described above, income from operations increased $4.5 million to $4.9 million for the three months ended June 25, 2004 from $0.4 million in the prior year period.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the three months ended June 25, 2004 and June 27, 2003.

	Three Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$51.1	$38.1	$13.0	34.1%
Gross profit	7.3	4.4	2.9	65.9%
Operating expenses	4.6	4.0	0.6	15.0%
Income from operations	2.7	0.4	2.3	575.0%

For the three months ended June 25, 2004, net sales in the specialty chemicals segment increased $13.0 million or 34.1% to $51.1 million from $38.1 million during the three months ended June 27, 2003. This increase was primarily due to an increase in sales volumes (22.0% or $8.4 million). In addition to increased sales volumes, higher selling prices (6.1% or $2.3 million) and the impact of changes in foreign currency exchange rates (5.9% or $2.2 million) also contributed to the increase in net sales. Net sales included $3.4 million and $2.7 million of sales to the packaging segment for the three months ended June 25, 2004 and June 27, 2003, respectively, which were eliminated in consolidation.

Gross profit increased by $2.9 million to $7.3 million or 14.3% of net sales for the three months ended June 25, 2004 from $4.4 million or 11.5% of net sales for the similar three-month period in 2003. This increase was primarily due to the impact of increased sales volumes ($8.4 million) and higher selling prices ($2.2 million), partially offset by higher styrene monomer costs ($9.3 million).

For the three months ended June 25, 2004, operating expenses increased by $0.6 million to $4.6 million from $4.0 million in the prior year period primarily due to higher distribution costs resulting from the growth in sales volumes.

For the reasons described above, income from operations increased $2.3 million to $2.7 million during the three months ended June 25, 2004 compared to $0.4 million in the prior year period.

Corporate and Other

Corporate operating expenses increased by $0.6 million during the fiscal quarter ended June 25, 2004 compared to the second fiscal quarter of 2003 primarily due to higher insurance-related costs.

Six months ended June 25, 2004 compared with the six months ended June 27, 2003

Consolidated Results

The following table summarizes the consolidated results of operations for the six months ended June 25, 2004 and June 27, 2003.

	Six Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$204.4	$163.5	$40.9	25.0%
Gross profit	39.6	28.6	11.0	38.5%
Operating expenses	30.4	27.6	2.8	10.1%
Income from operations	9.2	1.0	8.2	820.0%

Net sales for the six months ended June 25, 2004 were $204.4 million, a 25.0% increase from $163.5 million for the six months ended June 27, 2003. This increase was primarily caused by the impact of the Acquisition (10.7%), higher sales volumes and higher selling prices (8.7%), and favorable changes in foreign currency rates (4.3%).

Gross profit for the six months ended June 25, 2004 increased to $39.6 million from $28.6 million for the same period in the prior year. This was primarily caused by increased sales volumes at the Specialty Chemicals operations ($8.2 million), higher average selling prices at our specialty chemicals and foodservice packaging operations ($5.2 million), the Acquisition ($4.0 million), and the impact of cost reduction initiatives implemented in the prior year. These changes were partially offset by higher raw material costs ($9.4 million). As a percentage of net sales, gross profit increased from 17.5% for the six months ended June 27, 2003 to 19.4% for the six months ended June 25, 2004.

During the six months ended June 25, 2004, operating expenses increased $2.8 million to $30.4 million from $27.6 million for the six months ended June 27, 2003. The increase was primarily due to higher distribution costs ($2.4 million), and higher selling, general and administrative expenses ($1.2 million), offset by $1.8 million of expenses incurred during the six months ended June 27, 2003 related to the extinguishment of long-term debt as described in Note 4 for which there was no corresponding expense in the current period.

For the reasons described above, income from operations increased by $8.2 million for the six months ended June 25, 2004 to $9.2 million from $1.0 million for the comparable period in 2003.

Interest expense increased $1.5 million to $12.0 million during the six months ended June 25, 2004 from $10.5 million in the comparable period in the prior year, primarily due to higher average debt levels resulting from the Acquisition and higher average interest rates. Other expense of $0.4 million for the six months ended June 27, 2004 was comparable to the same period last year.

The effective tax rate for the six months ended June 25, 2004 was 7%, as compared to 38% in the same period in the prior year. The reduction in the effective tax rate was primarily due to the creation of a reserve against certain expenses at the Company’s Canadian operations.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the six months ended June 25, 2004 and June 27, 2003.

	Six Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$116.3	$92.8	$23.5	25.3%
Gross profit	26.0	19.6	6.4	32.7%
Operating expenses	15.8	12.7	3.1	24.4%
Income from operations	10.2	6.9	3.3	47.8%

During the six months ended June 25, 2004, net sales increased by $23.5 million or 25.3% to $116.3 million, as compared to the same period in the prior year. This increase was mainly due to the Acquisition (18.9% or $17.6 million), combined with higher average selling prices and sales volumes (2.5% or $2.4 million).

Gross profit increased $6.4 million to $26.0 million for the six months ended June 25, 2004 from $19.6 million for the comparable six-month period in 2003. This was primarily caused by the Acquisition ($4.0 million), combined with higher average selling prices ($1.6 million) and lower energy-related costs ($1.3 million). As a percentage of net sales, gross profit increased from 21.1% for the six months ended June 27, 2003 to 22.4% for the six months ended June 25, 2004.

Operating expenses increased $3.1 million to $15.8 million during the six months ended June 25, 2004 from $12.7 million during the same period in the prior year. This increase was primarily due to higher distribution costs ($1.9 million), combined with higher selling, general and administrative expenses ($1.1 million).

For the reasons described above, income from operations increased $3.3 million to $10.2 million for the six months ended June 25, 2004 from $6.9 million in the prior year period.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the six months ended June 25, 2004 and June 27, 2003.

	Six Months Ended
(dollars in millions)	June 25, 2004	June 27, 2003	Increase	% Change
Net sales	$94.4	$75.1	$19.3	25.7%
Gross profit	13.6	9.0	4.6	51.1%
Operating expenses	9.2	8.2	1.0	12.2%
Income from operations	4.4	0.8	3.6	450.0%

For the six months ended June 25, 2004, net sales in the specialty chemicals segment increased 25.7% to $94.4 million from $75.1 million during the six months ended June 27, 2003. This increase was primarily due to higher sales volumes ($8.2 million) as unit sales increased 12%. In addition to sales volumes, and the impact of favorable changes in foreign currency exchange rates ($7.0 million), higher selling prices ($3.6 million), resulting from implemented price increases, also contributed to the increase in sales. Net sales included $6.3 million and $4.4 million of sales to the packaging segment for the six months ended June 25, 2004 and June 27, 2003, respectively, which were eliminated in consolidation.

Gross profit increased by $4.6 million to $13.6 million or 14.4% of net sales for the six months ended June 25, 2004 from $9.0 million or 12.0% of net sales for the similar six-month period in 2003. This was primarily due to increased sales volumes ($8.2 million) and higher EPS selling prices ($3.6 million), as described above, and lower fixed costs ($2.2 million) resulting from improved operating efficiencies and cost reduction initiatives implemented during the prior year. These changes were partially offset by higher styrene monomer costs ($10.1 million).

For the six months ended June 25, 2004, operating expenses increased by $1.0 million to $9.2 million from $8.2 million in the prior year period primarily due to the impact of changes in foreign currency rates ($0.7 million) and higher distribution costs ($0.5 million) resulting from higher sales volumes described above.

For the reasons described above, income from operations increased $3.6 million to $4.4 million during the six months ended June 25, 2004 compared to $0.8 million in the prior year period.

Corporate and Other

Corporate operating expenses decreased by $1.2 million during the six months ended June 25, 2004 compared to the six months ended June 27, 2003. This decrease was due to $1.8 million in other expenses related to the extinguishment of long-term debt that occurred on March 11, 2003 for which there was no corresponding expense in the current period, partially offset by higher insurance-related costs.

Cost of Goods Sold

Raw material costs represent a large portion of the Company’s cost of goods sold and are susceptible to price fluctuations based upon supply and demand as well as general market conditions. Beginning in July 2003 through July 2004, market prices of styrene monomer, the primary raw material in the Company’s foam products, increased by 54% to $.60 per pound. Although future raw material prices cannot be predicted with accuracy, prices for styrene monomer are forecasted by independent industry surveys and producer reports to increase through August 2004 to $.67 per pound and then decrease by approximately 10% over the remainder of 2004.

Our plastic cups and cutlery are thermoformed and injection molded from polypropylene and polystyrene resins. The prices of polystyrene resins generally fluctuate in a fashion similar to the fluctuations affecting styrene monomer, since polystyrene is largely a derivative of styrene monomer. Prices can also change based on the operating rates of polystyrene manufacturing facilities. Published contract pricing for high-impact polystyrene, or HIPS, is currently $0.76 per pound. The forecasted price of HIPS is expected to range between $0.62 and $0.83 per pound during 2004.

Polypropylene resin pricing generally follows the raw material price of propylene and is influenced by the operating rates of polypropylene manufacturing locations. Polypropylene has had a tendency to fluctuate significantly over time. For example, the contract price for polypropylene has ranged from $0.40 to $0.51 per pound from July 2003 through July 2004. Independent industry surveys and producer reports project the contract price for polypropylene to decline to approximately $0.45 per pound by the end of 2004.

Significant Trends

As discussed above, the Company’s principal raw materials are styrene monomer and resins made from polypropylene and polystyrene. Market prices for styrene monomer were approximately 30% higher during the quarter ended June 25, 2004 than in the same period in 2003 due in large part to escalating feedstock costs, while market prices for polypropylene and polystyrene increased approximately 14% and 8%, respectively. Gross margin increased from 14.2% of net sales during the three months ended June 27, 2003 to 19.3% of net sales during the three months ended June 25, 2004, demonstrating the Company’s ability to offset higher raw material costs with increased selling prices and improved operating efficiencies.

In June 2004, the Company implemented a price increase on its foodservice foam products averaging approximately 6%. In July 2004, an 8% price increase was implemented on its foodservice plastic products. In addition to these recently implemented foodservice price increases, the Company has announced an increase on both foam and plastic products effective September 2004, which is expected to average 6%.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the three months ended		For the six months ended
	June 25, 2004	June 27, 2003	June 25, 2004	June 27, 2003
Net sales	$108,105	$83,235	$204,405	$163,488

Cost of goods sold	87,158	71,421	164,785	134,876

Gross profit	20,947	11,814	39,620	28,612

Operating expenses:
Distribution	7,435	5,989	13,683	10,872
Selling, general and administrative	8,893	7,366	16,767	14,898
Other expenses	—	—	—	1,838

Income (loss) from operations	4,619	(1,541)	9,170	1,004

Interest, net	6,424	5,076	12,031	10,494
Income from unconsolidated affiliates	(151)	(684)	(310)	(1,512)
Other, net	167	224	357	414
Minority interest in operations of consolidated subsidiary	(806)	—	(1,612)	—

Loss before income taxes	(1,015)	(6,157)	(1,296)	(8,392)

Provision (benefit) for income taxes:
Current	660	(93)	1,119	271
Deferred	(643)	(2,247)	(1,212)	(3,460)

	17	(2,340)	(93)	(3,189)

Net loss	$(1,032)	$(3,817)	$(1,203)	$(5,203)

Liquidity and Capital Resources

During the six-month period ended June 25, 2004, the Company had after tax cash flow of $5.4 million and an increase in working capital of $21.6 million, resulting in a negative cash flow from operating activities of $16.2 million. The increase in working capital was primarily due to higher accounts receivable ($11.7 million) and inventory ($8.7 million), partially offset by higher accounts payable ($6.7 million). Accounts receivable increased due to higher sales volumes and selling prices, while inventory increased primarily due to increases in raw material costs. The increase in accounts payable was primarily due to higher raw material costs.

During the six months ended June 25, 2004, inventory turnover was approximately 5.8 times per year compared to 6.0 during the same period last year, due in part to the Acquisition. As of June 25, 2004, the average collection period for our accounts receivable was 43 days as compared to 45 days in the prior year period.

The Company used $8.9 million in investing activities during the six months ended June 25, 2004. The Company spent $5.4 million in capital expenditures while other assets increased by $4.5 million primarily due to deposits paid related to the purchase of new manufacturing equipment and payments related to raw material supply contracts, which are amortized over the length of the contracts. Distributions received from investments exceeded additional investments by $1.0 million during the six-month period.

On April 27, 2004, the Company issued $70.0 million of Senior Secured Floating Rate Notes due 2009. The notes bear interest at a floating rate of LIBOR plus 6.75% per year. Interest on the notes resets quarterly, with the first payment having been made on July 15, 2004. The notes will mature on April 15, 2009. The net proceeds of the issuance were used to repay a then outstanding $40.5 million term loan and outstanding borrowings under the existing revolving credit facilities.

As of June 25, 2004, the Company had $45.2 million outstanding under its revolving credit facilities. After taking into account cash on hand, we would have had the ability to draw up to an additional $17.8 million under these facilities as of June 25, 2004. The principal uses of cash for the next several years will be debt service, capital expenditures and working capital requirements. From time to time, the Company evaluates and may pursue various capital raising transactions including the sale of debt or equity securities and the divestiture of non-core assets, in order to enhance the Company’s overall liquidity and improve its capital structure.

As a holding company, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations. Subject to certain limitations, the Company is, and will continue to be, able to control its receipt of dividends and other payments from its subsidiaries. Under the Company’s current business plan, the Company expects that in 2004 and in the long-term, cash generated from operations will be sufficient to meet the Company’s expected operating needs. However, as a result of uncertainties including pricing of the Company’s products, general market and economic conditions and fluctuations in raw material prices, the Company is not able to accurately predict the amount of cash that will be generated from operating activities and cash generated from operating activities, if any, may not be sufficient to meet the Company’s operating needs. To the extent that the Company uses cash in operating activities, we expect that such amounts will be financed from borrowings under credit facilities.

Restatement

Radnor also announced today that it will restate its consolidated financial statements for certain prior periods. The Company will restate its consolidated financial statements for the year ended December 27, 2002. The restatement resulted from the reevaluation by the Company of its accounting for certain costs relating to its exploration of a possible sale of its European specialty chemicals operations. Historically, the Company’s management believed that the classification of such costs as prepaid expenses was appropriate. However, the Company’s management subsequently determined that those costs should have been expensed as operating costs in fiscal 2002 in accordance with accounting principles generally accepted in the U.S. The restatement adjustment is expected to result in an increase in operating costs of $1.2 million, an increase in tax benefits of $423,000 and a decrease in net income of $821,000 for the year ended December 27, 2002. The restatement is expected to have the additional effect of reducing retained earnings by $821,000, reducing prepaid expenses by $1.2 million and increasing deferred tax assets by $423,000 on the Company’s Consolidated Balance Sheets as of December 27, 2002, December 26, 2003 and March 26, 2004.

Radnor is in the process of finalizing financial statements that will reflect the restatement adjustments noted herein. Accordingly, the adjustments described in this report reflect Radnor’s current understanding of the adjustments to be reflected on its consolidated financial statements, however actual adjustments to be reflected on Radnor’s restated financial statements could vary. Radnor expects to amend its Form 10-K for the fiscal year ended December 26, 2003 and Form 10-Q for the fiscal quarter ended March 26, 2004 to reflect such adjustments. Such amended reports will include restated financial statements for the affected periods, along with related revised narrative and revised selected financial data, where applicable.

Forward Looking Statements

All statements contained herein that are not historical facts are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties are described in detail in the Company’s annual report on Form 10-K for the year ended December 26, 2003, Commission File No. 333-19495, to which reference is hereby made.

General

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. We have been manufacturing expandable polystyrene, or EPS, and related products sold to the foodservice, insulation and protective packaging industries for more than 25 years. In the foodservice industry, we are the second largest manufacturer of foam cup and container products in the United States. By capacity, we are also the fifth largest worldwide producer of EPS. In fiscal 2003, we produced 13 billion foam cups for hot and cold drinks, foam bowls and containers and thermoformed lids and 354 million pounds of EPS. We supply 100% of our own EPS needs in addition to supplying EPS to other manufacturers of foodservice, insulation and protective packaging products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: August 4, 2004	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
Chairman of the Board and Chief Executive Officer